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                                    FORM 15

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.
                        Commission File Number:2-70390

                    SANCHEZ-O'BRIEN 1981-A DRILLING COMPANY
             (Exact name of registrant as specified in its charter)
       5847 San Felipe, Suite 1900, Houston, Texas, 77057 (713) 783-8000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        LIMITED PARTNERSHIP INTERESTS
            (Title of each class of securities covered by this Form)

                                     NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [X]  Rule 12h-3(b)(1)(ii)  [ ]
             Rule 12g-4(a)(1)(ii) [ ]  Rule 12h-3(b)(2)(i)   [ ]
             Rule 12g-4(a)(2)(i)  [ ]  Rule 12h-3(b)(2)(ii)  [ ]
             Rule 12g-4(a)(2)(ii) [ ]  Rule 15d-6            [ ]
             Rule 12h-3(b)(1)(i)  [ ]

Approximate number of holders of record as of the certification or notice date: None

        Pursuant to the requirements of the Securities Exchange Act of 1934, Sanchez-O'Brien 1981-A Drilling Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 17, 2000                   SANCHEZ-O'BRIEN 1981-A DRILLING COMPANY

                                       By: SANCHEZ DRILLING CORPORATION,
                                           its General Partner

                                       By: /s/ Frank A. Guerra
                                          -------------------------------
                                       Name:  Frank A. Guerra
                                          -------------------------------
                                       Title: President
                                          -------------------------------